Exhibit 4.2

SECOND OMNIBUS AMENDMENT TO LOAN DOCUMENTS

(Main Street Loan Consent)

This SECOND OMNIBUS AMENDMENT TO LOAN DOCUMENTS (together with each exhibit, schedule and/or attachment hereto, this “Agreement”) dated as of December 11, 2020, is entered into by and among EVO TRANSPORTATION & ENERGY SERVICES, INC., a Delaware corporation (as a “Borrower” and also referred to as “EVO”), EVO HOLDING COMPANY LLC, a Delaware limited liability company (as a “Borrower”), and all Subsidiaries of each Borrower, as Guarantors, the Lenders under the Existing Financing Agreement that are party thereto, and CORTLAND CAPITAL MARKET SERVICES LLC and its successors to serve as administrative agent and collateral agent under the Loan Documents (in such capacities, the “Administrative Agent” and the “Collateral Agent,” as applicable, and from time to time referred to herein without differentiation as an “Agent”).

Reference is made to the Financing Agreement, dated as of September 16, 2019, entered into by and among Borrower, the Guarantors party thereto, the Lenders party thereto, certain other parties and the Agent (as amended by the First Forbearance (defined below), the “Existing Financing Agreement,” as amended by this Agreement and as further amended, modified and supplemented from time to time, the “Financing Agreement”).

Reference is further made to (i) the Forbearance Agreement and Incremental Amendment to Financing Agreement (the “First Forbearance”), dated as of February 27, 2020, entered into by and among the Borrower, the Guarantors, the Agent and the Incremental Term Lenders and the Required Lenders pursuant to which, among other things the Incremental Term Lenders (defined in the First Forbearance) provided $3,214,285.71 in Incremental Term Loans (defined in the First Forbearance), (ii) the Amendment to Forbearance Agreement and Second Incremental Amendment to Financing Agreement (the “Second Incremental Agreement”), dated as of March 24, 2020, entered into by and among Borrower, the Guarantors, the Required Lenders under the Existing Financing Agreement that are party thereto, the Second Incremental Term Lenders (defined therein) party thereto and Agent, pursuant to which, among other things the Second Incremental Term Lenders (defined in the Second Incremental Agreement) provided $3,061,224.49 in Second Incremental Term Loans (defined in the Second Incremental Agreement), (iii) the Letter Agreement dated March 24, 2020 by and among Second Incremental Term Lenders and Danny Cuzick pursuant to which Second Incremental Term Lenders agreed to waive the Second Incremental Term Loan Mandatory Prepayment on the terms set forth in such Letter Agreement, and (iv) the Second Amendment to Forbearance Agreement and Omnibus Amendment to Loan Documents (the “First Omnibus Amendment”) dated as of October 20, 2020,.  Except as expressly modified hereby, the First Forbearance, the Second Incremental Agreement and the First Forbearance.

Borrower has further requested that the Lenders modify the Existing Financing Agreement to the extent necessary to facilitate the following transactions: (i) the incurrence by Borrower of up to $17,033,000 of loans made thereto by Commerce Bank under the “Main Street Lending Program” authorized by the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) (the “PPP Loans”); (ii) designation of the PPP Loans as Permitted Indebtedness; (iii) modify the First Forbearance to add additional Specified Defaults and modify the definition of Forbearance Termination Date and (iv) modify certain covenants in the First Forbearance and Second Incremental Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Loan Parties, the Agent and the Lender hereby agree as follows:

Section 1.Definitions and Rules of Interpretation.  Except as otherwise defined in this Agreement, terms defined in the Financing Agreement, the First Forbearance, the Second Incremental Agreement or the other Loan Documents are used herein as defined therein.  Unless otherwise expressly indicated, a reference to any document or agreement shall include such document or agreement as amended, modified, restated or supplemented from time to time in accordance with its terms and the terms of this Agreement.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section or Exhibit shall be to a Section or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

Section 2.Waiver of Events of Default; Execution of Main Street Subordination Agreement.  Subject to the prior or concurrent satisfaction of all conditions precedent set forth in Section 8, all existing Defaults or Events of Default under the Loan Documents, including all Specified Defaults, that have occurred and are continuing as of the date hereof are hereby waived and the Forbearance Period is terminated.  Notwithstanding the forgoing, nothing set forth in this agreement shall be deemed to waive future performance by the Loan Parties of any obligations of the Loan Parties under the Loan Documents.  The Lenders by their signature hereto authorize the Administrative Agent to execute, deliver and perform the Main Street Subordination Agreement and reaffirm their obligations to Administrative Agent and Collateral Agent under Section 9.8 of the Financing Agreement.

Section 3.Amendments to the Financing Agreement, First Forbearance, Second Incremental Agreement, and First Omnibus Amendment.

3.01.Amendment to Section 1.1.The following new definitions are added to Section 1.1 of the Existing Financing Agreement in alphabetical order:

“Main Street Loan” has the meaning set forth in clause (o) of the definition of Permitted Indebtedness.

“Main Street Loan Program” has the meaning set forth in clause (o) of the definition of Permitted Indebtedness.

“Main Street Subordination Agreement” means that certain Subordination and Intercreditor Agreement (this “Agreement”) dated as of December 14,

2020, by and between Commerce Bank and Cortland Capital Market Services LLC, as Administrative Agent under this Agreement.”

“Second Omnibus Amendment” means the Second Omnibus Amendment To Loan Documents dated as of December 14, 2020, entered into by and among Company, all Subsidiaries of Borrower, as Guarantors, the Required Lenders, the Administrative Agent and Collateral Agent.

“Second Omnibus Amendment Effective Date” means the date of actual funding of the Main Street Loan to Borrowers.

3.02.Amendment to Definition of Equipment Indebtedness.  The definition of Equipment Indebtedness in Section 1.1 of the Existing Financing Agreement is hereby amended and restated as follows:

“Equipment Indebtedness” means the equipment financing loans and finance leases identified on Appendix D as in effect on the Closing Date and additional equipment financing loans and finance leases entered into by any Loan Party in the ordinary course of business after the Closing Date (including without limitation equipment financing with Mercedes-Benz Financial Services USA LLC disclosed in writing to Lenders prior to the effective date of the First Omnibus Amendment), as the same may be amended, modified, supplemented, replaced, renewed or refinanced from time to time in accordance with the terms of this Agreement and any Intercreditor Agreement.”

3.03.Amendment to Definition of Permitted Indebtedness.  The definition of Permitted Indebtedness in Section 1.1 of the Existing Financing Agreement is hereby amended by adding new clause (o) thereto as follows:

“(o)Senior Secured Indebtedness in the initial amount of $17,033,000 in the aggregate incurred by one or more of the Loan Parties pursuant to a “Main Street Loan”  made by Commerce Bank of Arizona and participated in by the Federal Reserve pursuant to Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) (the “Main Street Loan Program” and such loan made to the Loan Parties thereunder a  “Main Street Loan”), provided that the net proceeds of such Main Street Loan are used to immediately repay principal and premium due thereon under this Agreement as a mandatory prepayment pursuant to Section 2.13(d) and the Second Omnibus Amendment.”

3.04.Amendment to Definition of Term Loan Maturity Date.  The definition of Term Loan Maturity Date in Section 1.1 of the Existing Financing Agreement is hereby amended and restated as follows:

“Term Loan Maturity Date” means the first to occur of (x)  the date that is ninety-one days after the fifth anniversary of the closing date of the Main Street Loan and (y) the date that is ninety-one days after the date of payment in full in cash of all obligations in respect of the Main Street Loan.”

3.05.Temporary Amendment to Section 2.7.  Section 2.7 of the Financing Agreement is temporarily amended and restated for so long as the Main Street Subordination Agreement remains in effect as follows:

(a)“Calendar Quarter” means each three month period ending in March, June, September or December.

(b)“Cash Interest Condition” means for any Calendar Quarter beginning with the ninth (9th) Calendar Quarter ending after the Second Omnibus Amendment Effective Date, the prior or concurrent payment by Borrowers in cash of all interest and a principal prepayment in the amount of at least 3.75% of the then outstanding principal balance before giving effect to such payment in respect of the Main Street Loan during such calendar quarter.

(c)“Main Street PIK Rate” means 14.50%.

(d)Until the Second Omnibus Amendment Effective Date, interest that is currently being paid in kind shall continue to accrue on the Obligations at the rate of Seventeen Percent (17%) per annum.  Commencing on the first day after the Second Omnibus Amendment Effective Date: (i) all interest that is paid in kind will accrue on the Obligations at the rate of Fourteen and One-Half Percent (14.5%) per annum and all interest paid in cash will accrue at the Fixed Rate; (ii) interest on the Loan shall compound monthly and shall accrue and be payable on the last day of each Calendar Quarter in arrears; (iii) interest payable in cash shall be paid at the compounded Fixed Rate; and (iv) interest payable in kind shall be paid at the compounded Main Street PIK Rate.

(e)Interest shall be paid only in kind at the Main Street PIK Rate during each of the first eight full or partial Calendar Quarters ending after the Second Omnibus Amendment Effective Date.  Interest may not be paid in cash during each of the first eight full or partial Calendar Quarters ending after the Second Omnibus Amendment Effective Date

(f)Commencing with interest accruing during the ninth (9th) Calendar Quarter ending after the Second Omnibus Amendment Effective Date, interest on the Loan shall be paid in cash at the compounded Fixed Rate for each Calendar Quarter in which the Cash Interest Condition is satisfied or will concurrently be satisfied.

(g)Interest paid at the Main Street PIK Rate in accordance with this Agreement shall be added to the principal amount of the Loan for all purposes on the accrual date.

(h)Commencing with the first (1st) Calendar Quarter ending after the Second Omnibus Amendment Effective Date Borrower shall deliver to Administrative Agent at least ten (10) Business Days prior to the last day of each Calendar Quarter a certificate of Borrower’s Chief Financial Officer or Chief Restructuring Officer, which certificate will notify Administrative Agent of the amount of interest to be paid in kind for such Calendar Quarter in accordance with this Section 2.7.

(i)Commencing with the ninth (9th) Calendar Quarter ending after the Second Omnibus Amendment Effective Date Borrower shall deliver to Administrative Agent at least ten (10) Business Days prior to the last day of each Calendar Quarter a certificate of Borrower’s Chief Financial Officer or Chief Restructuring Officer, which certificate will notify Administrative Agent that Borrower will or will not be in compliance with the Cash Interest Condition as of the last day of such Calendar Quarter and calculating the amount of interest to be paid in cash or in kind for such Calendar Quarter in accordance with this Section 2.7.

(j)Interest payable pursuant to this Section 2.7 shall be computed on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan shall be included, and the date of payment of such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

(k)Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each the last day of each Calendar Quarter; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; (iii) at maturity, including final maturity and (iv) upon the occurrence and during the continuance or an Event of Default, including the failure to repay Obligations on the Term Loan Maturity Date, upon demand.

(l)Commencing with the ninth (9th) Calendar Quarter ending after the Second Omnibus Amendment Effective Date, to the extent that any Loan Party that is not an obligor to Commerce Bank in respect of the Main Street Loan has unrestricted cash earned by such Loan Party, Lenders may upon demand be paid interest by any such Loan Party that is not an obligor to Commerce Bank in respect of the Main Street Loan in cash that has accrued with respect to (i) any Calendar Quarter with respect to which the Cash Interest Condition is satisfied and (ii) any prior Calendar Quarter with respect to which the Cash Interest Condition was previously not satisfied.  Cash payments shall only be made under this clause (l) to the extent that (i) doing so will not cause an event of default to arise under any other receivables factoring agreement entered into by a Loan Party or any agreement of a Loan Party for borrowed money, (ii) such cash interest shall be paid only to the extent (1) of available cash calculated as one-half of the remainder of Consolidated EBITDA for such Calendar Quarter minus Capital Expenditures made in cash during such Calendar Quarter minus cash interest paid during or in respect of such Calendar Quarter, minus taxes paid or reserved for during such Calendar Quarter; minus cash payments on Capital Leases and (2) after making such payment the Loan Parties will have unrestricted cash in the aggregate amount of $1,500,000.

3.06.Amendment to Section 6.8(b).  Section 6.8(b) of the Financing Agreement is hereby amended and restated as follows:

“(b)  [Reserved].”

3.07.Amendment to Article VIII.  Article VIII of the Financing Agreement is amended by adding a new Section 8.2 thereto as follows:

“Section 8.2.  Main Street Loan Subordination Agreement.  Each Lender and the Agents acknowledge and agree that enforcement of remedies under the Loan Documents is subject to the standstill and turnover provisions of the Main Street Subordination Agreement.”

3.08.Amendment to Section 4.08 of the First Forbearance.  Section 4.08 of the First Forbearance, as subsequently amended, is hereby amended and restated as follows:

“Section 4.08.  [Reserved].”

3.09.Amendment to Section 4.10(b) of the First Forbearance.  Section 4.10(b) of the First Forbearance, as subsequently amended, is hereby amended and restated as follows:

“Section 4.10(b).  [Reserved].”

3.10.Amendment to Section 4.10(d) of the First Forbearance.  Section 4.10(d) of the First Forbearance is hereby amended and restated as follows:

“Section 4.10(d).  [Reserved].”

3.11.Amendment to Section 4.02 of the First Omnibus Amendment.  Each reference to “December 31, 2020” set forth in Section 4.02 of the First Omnibus Amendment is hereby deleted and replaced with “December 31, 2022.”

3.12.Amendment to Section 4.03 of the First Omnibus Amendment.  Section 4.03 of the First Omnibus Amendment is hereby amended and restated as follows:

“Amendment to Sections 4.06(a) & (c) of the Second Incremental Agreement.  Sections 4.06(a) and (c) of the Second Incremental Agreement are hereby amended by restating them in their entirety as follows:

“(a) If Dan Thompson II LLC or any successor or assign (“Thompson”) obtains a judgment against any Loan Party from a court of competent jurisdiction in respect of (i) all payments due to Thompson pursuant to the Secured Convertible Promissory Note Purchase Agreement (the “Thompson NPA”) dated as of July 20, 2018, by and between Thompson and Borrower, including without limitation payments due pursuant to Section 6 thereof, and (ii) all payments due to Thompson under the Secured Convertible Promissory Note (the “Thompson Note”), then it shall be an immediate and incurable Event of Default.  Borrower hereby agrees, pursuant to Section 5.1(u)(D) of the Financing Agreement, to give written notice, together with copies of any materials received by Borrower, of any such commencement to the Agent and Required Lenders within one (1) Business Day following the date upon which Borrower becomes aware of the occurrence of any such judgment.”

“(c)If one or more of the holders of notes (the “Other Notes”) other than the Thompson Note issued under the Thompson NPA or any successor or assign (“Other Thompson Holders”) obtains a judgment against any Loan Party from a court of competent jurisdiction in respect of (i) Thompson NPA, including without limitation payments due pursuant to Section 6 thereof, and (ii) all payments due to Other Thompson Holders under the Thompson Note, then it shall be an immediate and incurable Event of Default.  Borrower hereby agrees, pursuant to Section 5.1(u)(D) of the Financing Agreement, to give written notice, together with copies of any materials received by Borrower, of any such commencement to the Agent and Required Lenders within one (1) Business Day following the date upon which Borrower becomes aware of any such judgment.””

3.13.Amendment to Section 7.09 of the First Omnibus Amendment.  Each reference to “December 31, 2020” set forth in Section 7.09 of the First Omnibus Amendment is hereby deleted and replaced with “December 31, 2021.”

3.14.Amendment to Sections 7.12(a), 7.12(e), 7.12(f), and 7.12(g) of the First Omnibus Amendment.  Sections 7.12(a), 7.12(e), 7.12(f), and 7.12(g) of the First Omnibus Amendment are hereby suspended for so long as the Main Street Subordination Agreement remains in effect.  Such suspension shall terminate automatically upon the termination of the Main Street Subordination Agreement and Borrower shall thereupon be obligated to perform its obligations under Sections 7.12(a), 7.12(e), 7.12(f), and 7.12(g) of the First Omnibus Amendment within sixty (60) days after the date of termination of the Main Street Subordination Agreement.

3.15.Amendment to Section 7.18(a) of the First Omnibus Amendment.  Section 7.18(a) of the First Omnibus Amendment is hereby amended and restated as follows:

“(a)  Stakeholder Support.The USPS has provided additional compensation in the aggregate amount of approximately $4,000,000 in respect of freight to be carried by the Loan Parties, which additional compensation is not recoverable from any of the Ritter Companies or the Finkle Companies by set-off or otherwise regardless of the identity of the Loan Party that received such compensation, but may be recovered against other Loan Parties.  The foregoing additional compensation shall not be considered DRO Claim proceeds for purposes of this Agreement.”

Section 4.Acknowledgments and Agreements.

4.01.Acknowledgments.  To induce the Agent and the Lenders to execute this Agreement, each Loan Party hereby acknowledges, stipulates, represents, warrants, covenants and agrees as follows:

(a)Nothing has occurred that constitutes or otherwise can be construed or interpreted as a waiver of, or otherwise to limit in any respect, any rights, remedies, powers, privileges and defenses any of the Lenders or the Agent have or may have arising as the result of any Event of Default that may occur under the Financing Agreement, the other Loan Documents or applicable law.  The Agent’s and the Lender’s actions in entering into this Agreement are without prejudice to the rights of any of the Agent and the Lenders to pursue any and all remedies under the Loan Documents pursuant to applicable law or in equity available to each of them in each such Person’s sole discretion.

(b)The aggregate outstanding principal amount of the Loans including all PIK interest as of December 15, 2020 (the “Balance Date”) was equal to $33,145,260.42 and accrued and unpaid interest thereon (excluding interest paid “in kind”) as of the Balance Date was equal to $248,187.21.  The foregoing amounts do not include interest from the Balance Date through the Term Loan Maturity Date and the fees, expenses and other amounts that are chargeable or otherwise reimbursable under the Loan Documents.

(c)All of the assets, that are pledged, assigned, conveyed, mortgaged, hypothecated or transferred to the Agent pursuant to the Collateral Documents are (and shall continue to be) subject to valid and enforceable liens and security interests of the Agent, as collateral security for all of the Obligations, subject to no Liens other than Liens permitted by the Financing Agreement and this Agreement.  Each Loan Party hereby reaffirms and ratifies its prior conveyance to the Agent pursuant to the Collateral Documents of a continuing security interest in and Lien on the Collateral.

(d)The obligations of the Loan Parties under this Agreement of any nature whatsoever, whether now existing or hereafter arising, constitute “Obligations” for all purposes of the Loan Documents and the term “Obligations” when used in any Loan Document shall include all such obligations hereunder.

(e)Each Lender has acted reasonably, in good faith, and in compliance with applicable law in connection with the negotiation and enforcement of the Financing Agreement, the other Loan Documents, and this Agreement.

(f)As of the Effective Date, no Restricted Junior Payments of the type described in clause (a), (b) or (c) of such definition have occurred, been requested, noticed, demanded or otherwise triggered, nor are otherwise due, owing and unpaid.

4.02.Consent to EAF Contribution and Equipment Transfers.  Each Lender hereby acknowledges and agrees by its signature below as follows:

(a)Each Lender consents to the contribution by EVO to EVO Holding Company LLC of 100% of the issued and outstanding equity interests in Environmental Alternative Fuels, LLC.

(b)Each Lender consents to the assignment of certain vehicles and equipment by each of Finkle Transport Inc., a New Jersey corporation, Sheehy Mail Contractors, Inc., a Wisconsin corporation, EVO Equipment Leasing, LLC, a Delaware limited liability company, and J.B. Lease Corporation, a Wisconsin corporation, to John W. Ritter Trucking, Inc., a Maryland corporation, pursuant to those certain Asset Assignment and Liability Assumption Agreements substantially in the forms provided to Lenders.

Section 5.Covenants.

5.01.Expenses.  In furtherance of and without limiting any such obligation under the Financing Agreement, Borrower shall pay on a current basis and in cash all costs and expenses of the Agent and the Lender, including all fees, disbursements and expenses of their respective legal and financial advisors incurred in connection with this Agreement, the transactions contemplated by this Agreement, the Loan Documents and the Obligations thereunder, together with any reimbursable amounts and indemnified amounts owed to the Agent or any Lender pursuant to the Financing Agreement.

5.02.Opinions.  Within ten (10) Business Days following the Effective Date, the Required Lenders shall have received a favorable written opinion covering due authorization, execution and delivery of this Agreement addressed to Agent and the Lenders and in a form reasonably satisfactory to the Required Lenders.

5.03.Financial Statements.  The Loan Parties will concurrently deliver to Administrative Agent all financial statements and other reports and notices delivered by Borrower to Commerce Bank as lender of the Main Street Loan.

5.04.Protective Advance to Repay Main Street Loan.  Borrowers acknowledge and agree that at any time while an Event of Default  has occurred and is continuing under the Loan Documents or in respect of the Main Street Loan, the Lenders may, in their sole and absolute discretion and without any obligation to do so, elect to make protective advances under Section 2.2 of the Financing Agreement the proceeds of which will be used only to pay all amounts then due under the Main Street Loan.  Borrower agrees to cooperate with Lenders in the repayment in full of the Mainstreet Loan using the proceeds of any such protective advance.

5.05.Main Street Loan Refinancing Right of First Refusal.  Borrower hereby grants to each Lender a right of first refusal (but not an obligation) to fund in its sole and absolute discretion on the terms agreed by proposed replacement lender all or any portion of any proposed financing the purpose of which is to refinance the Main Street Loan.  This right of first refusal may be equitably enforced by the Lenders.  This is not a commitment to make a loan.

5.06.Joinder of each of Ritter Transport, Inc., John W. Ritter Trucking, Inc., Johmar Leasing Company, LLC, and Ritter Transportation Systems, Inc. as a Borrower for all Purposes.  Effective as of the Effective Date, each of Ritter Transport, Inc., John W. Ritter Trucking, Inc., Johmar Leasing Company, LLC, and Ritter Transportation Systems, Inc., heretofore party to the Existing Financing Agreement as a Guarantor, hereby acknowledges and agreed that it shall without need for further action be for all purposes a Borrower under the Financing Agreement with all of the rights, obligations and duties of a Borrower thereunder, principally liable as a Borrower for the full and timely performance of all Obligations under the Loan Documents, including full and timely repayment of all Term Loans, including all incremental loans made after the Closing Date, on a joint and several basis with each other Borrower thereunder, as if each of Ritter Transport, Inc., John W. Ritter Trucking, Inc., Johmar Leasing Company, LLC, and Ritter Transportation Systems, Inc had been designated a Borrower on the Closing Date.  Any reference to “Borrower” in the Financing Agreement or any other Loan Document shall be deemed to be a reference to either or both Borrowers as the context may require, and any requirement for performance of any obligation by a “Borrower” shall be an obligation of both Borrowers, for avoidance of doubt.  In furtherance of the foregoing, each of Ritter Transport, Inc., John W. Ritter Trucking, Inc., Johmar Leasing Company, LLC, and Ritter Transportation Systems, Inc. acknowledges and agrees that it received substantial direct benefit from the funding of the Term Loans on the Closing Date, which were used in part to satisfy the cash purchase price for the acquisition of each of Ritter Transport, Inc., John W. Ritter Trucking, Inc., Johmar Leasing Company, LLC, and Ritter Transportation Systems, Inc. by EVO Holding Company, LLC on the Closing Date.

5.07.Maintenance Covenant Condition Subsequent.  As a condition subsequent to the effectiveness of this Agreement, the Financing Agreement will be modified within forty-five (45) days after the Second Omnibus Amendment Effective Date to add a new financial maintenance covenant in form and substance acceptable to the Required Lenders, such agreement by Required Lenders not to be unreasonably withheld, conditioned or delayed.

Section 6.Representations and Warranties.  Each of the Loan Parties represents and warrants to the Agent and the Lenders that (a) the representations and warranties set forth in Article IV of the Financing Agreement (other than the Excepted Representations), and in each of the other Loan Documents, are true and complete on the Effective Date as if made on and as of the Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date) and as if each reference to Article IV of the Financing Agreement to “this Agreement” included reference to this Agreement, (b) no Loan Party maintains any deposit accounts, securities accounts or commodities accounts except as set forth on Schedule 4.30 to the Financing Agreement and (c) Schedule 4.2 to the Financing Agreement accurately sets forth the ownership of all of the equity interests issued by Borrower and each other Loan Party as of the date hereof.

Section 7.Conditions Precedent.  The effectiveness of this Agreement and the obligations of the Lender hereunder are subject to the satisfaction, or waiver by the Lender, of the following conditions, the date upon which all such conditions are satisfied or waived by Required Lenders being the “Second Omnibus Amendment Effective Date:”

7.01.Counterparts.

(a)Receipt by Agent of counterparts of this Agreement executed by Borrower, each Guarantor and the Lenders under the Existing Financing Agreement.

(b)Receipt by Agent of counterparts of the fully executed Main Street Subordination Agreement.

(c)Receipt by Agent of counterparts of the fully executed documentation for the Main Street Loan as in effect on the Second Omnibus Amendment Effective Date.

7.02.Expenses.  Payment, in cash, of all costs and expenses of the Agent and the Lender incurred in respect of this Financing Agreement since October 20, 2020, including without limitation all fees, disbursements and expenses of their respective legal and financial advisors incurred in connection with the negotiation, preparation and consummation of this Agreement, the warrant agreement and related work, as per invoice delivered concurrently with the Effective Date.

7.03.Form of Opinions. The Required Lenders shall have received a draft form of favorable written opinion covering due authorization, execution and delivery of this Agreement, addressed to Agent and the Lenders and in a form reasonably satisfactory to the Required Lenders.

7.04.Collateral Documents.  The Agent and its counsel shall be satisfied that all control agreements and other Collateral Documents required under the Loan Documents have been delivered and are in full force and effect, and all required perfection and priority steps with respect thereto shall have been taken.

7.05.No Default.  No Default or Event of Default other than the Specified Defaults shall have occurred and be continuing.

7.06.Representations and Warranties.  As of the Effective Date, the representations and warranties contained in this Agreement, the Financing Agreement (other than the Excepted Representations) and in each other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Effective Date as if made on and as of the Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date.

7.07.Mandatory Prepayment.  Borrowers shall pursuant to Section 2.13(d) of the Financing Agreement concurrently with the effectiveness of this Agreement make a mandatory prepayment of Net Proceeds of the Main Street Loan in the approximate amount of $16,480,000 to the Administrative Agent to be applied to the Prepayment Premium applicable to such amount, with the remainder applied to prepay principal due as provided in the Financing Agreement.

7.08.Stakeholder Consent.  Borrower shall have delivered an officer certificate confirming that it has received all consents that Borrower requires to incur the Main Street Loan.

7.09.Officer Certificate.  A certificate of an officer of Borrower as to the authority, incumbency and specimen signatures of the persons who have executed the Loan Documents or will execute any other documents in connection herewith on behalf of the Obligors.

7.10.Corporate Documents.  Certified copies duly enacted resolutions of, or consents by, the governing body or person of each Loan Party authorizing the making and performance by it of this Agreement.

7.11.Other.  All documents, certificates and instruments relating to this Agreement shall be in form and substance acceptable to the Lenders.

Section 8.No Waiver; Reservation of Rights.  The Agent and each of the Lenders have not waived, and are not waiving, by the execution of this Agreement or the acceptance of any payments hereunder or under the Financing Agreement any Default or Event of Default hereafter arising under the Financing Agreement or any of the other Loan Documents, or its respective rights, remedies, powers, privileges and defenses arising as a result thereof or otherwise, and no failure on the part of the Agent or the Lenders to exercise and no delay in exercising, including without limitation the right to take any enforcement actions, and no course of dealing with respect to, any right, remedy, power, privilege or defense hereunder, under the Financing Agreement or any other Loan Document, at law or in equity or otherwise, arising as the result of any Default or Event of Default hereafter arising under the Financing Agreement or any of the other Loan Documents or the occurrence thereof or any other action by Loan Parties and no acceptance of partial performance or partial payment by the Agent or the Lenders, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, privilege or defense hereunder, under the Financing Agreement or under any other Loan Document, at law, in equity or otherwise, preclude any other or further exercise thereof or the exercise of any other right, remedy, power, privilege or defense, nor shall any failure to specify any Default or Event of Default in this Agreement constitute any waiver of such Default or Event of Default.  The rights, remedies, powers, privileges and defenses provided for herein, in the Financing Agreement and the other Loan Documents are cumulative and, except as expressly provided hereunder, may be exercised separately, successively or concurrently at the sole discretion of the Agent and the Lenders, and are not exclusive of any rights, remedies, powers, privileges and defenses provided at law, in equity or otherwise, all of which are hereby expressly reserved.  Notwithstanding the existence or content of any communication by or between the Borrower or any Guarantor and the Agent or any Lender, or any of their representatives, including, but not limited to, any Agent, regarding any Default or Event of Default, no waiver, forbearance, or other similar action by the Agent or any Lender with regard to such Default or Event of Default, whether now existing or hereafter arising under the Financing Agreement or any of the other Loan Documents, shall be effective unless the same has been reduced to writing and executed by authorized representatives of the percentage of Lenders required under the applicable provisions of the Financing Agreement, the applicable Loan Parties and every other entity deemed necessary or desirable by the percentage of Lenders required under the applicable provisions of the Financing Agreement.  Borrower and each Guarantor acknowledge and agree that, both before and after giving effect to this Agreement, Borrower and each Guarantor are, jointly and severally, indebted to the Lenders and the other Secured Parties for the Obligations, without defense, counterclaim or offset of any kind.  The Borrower and each Guarantor hereby ratify and reaffirm the validity, enforceability and binding nature of such Obligations both before and after giving effect to this Agreement (except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity).  Borrower and each Guarantor hereby ratify and reaffirm the validity and enforceability (except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity) of the Liens and security interests granted to Collateral Agent for the benefit of the Secured Parties to secure all of the Obligations by Borrower and each Guarantor pursuant to the Loan Documents to which any of Borrower or such other Guarantor is a party and hereby confirm and agree that notwithstanding the effectiveness of this Agreement, and except as expressly amended by this Agreement, each such Loan Document is, and shall continue to be, in full force and effect and each is hereby ratified and confirmed in all respects.

Section 9.Releases.

9.01.Loan Party Release.  Each Loan Party, on behalf of itself, its Subsidiaries and Affiliates, and each of their successors, representatives, assignees and, whether or not claimed by right of, through or under any Loan Party, past, present and future employees, agents, representatives, officers, directors, members, managers, principals, affiliates, shareholders, trustees, consultants, experts, advisors, attorneys and other professionals (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby fully, finally, and forever remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Agent and the Lenders, and the Agent’s and each Lender’s respective successors, representatives, assignees and past, present and future employees, agents, representatives, officers, directors, members, managers, principals, affiliates, shareholders, trustees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any of the foregoing would be liable if such persons or entities were found to be liable to any Releasing Party, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, defenses, rights of setoff, charges, demands, counterclaims, suits, debts, obligations, liabilities, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Lender Parties, whether held in a personal or representative capacity, and which are based on any act, circumstance, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with, in respect of or relating to this Agreement, the Financing Agreement or any other Loan Document and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.

9.02.Second Incremental Term Lender Limited Release.  Strictly subject to the determination of the Second Incremental Term Lender in its sole discretion that the Loan Parties have fully satisfied the following conditions precedent to the effectiveness of this paragraph, such conditions precedent being that both (x) the Term Loans have been prepaid in cash by at least $25,000,000 on or before December 31, 2020 and (y) no Event of Default shall have occurred under any Loan Document prior to such full or partial prepayment ((a) and (b) being the “Release Conditions”), the Second Incremental Term Lender, on behalf of itself, its Subsidiaries and Affiliates, and each of their successors, representatives, assignees and, whether or not claimed by right of, through or under the Second Incremental Term Lender, past and present employees, agents, representatives, officers, directors, managers, trustees, consultants, experts, advisors, attorneys and other professionals (each, a “Lender Releasing Party” and collectively, the “Lender Releasing Parties”), does, effective only upon the satisfaction of the Release Conditions as provided herein, hereby fully, finally, and forever remise, release and discharge, and shall be deemed to have forever remised, released and discharged, each live person that is a past or present employee, agent, representative, officer, director, or manager of one or more of the Loan Parties (collectively hereinafter the “Released Persons”), from any and all manner of action and actions, cause and causes of action, claims, defenses, rights of setoff, charges, demands, counterclaims, suits, debts, obligations, liabilities, dues, sums of money, accounts, reckonings, controversies, damages, judgments, expenses, executions, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Persons, whether held in a personal or representative capacity, and which are based on any act, circumstance, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the Effective Date in any way, directly or indirectly arising out of, connected with, in respect of or relating to this Agreement, the Financing Agreement or any other Loan Document and the transactions contemplated thereby (the “Lender Release”), save and except that each Released Person, as an additional express condition subsequent to the effectiveness of this release and in consideration of the effectiveness of this Release following the Release Conditions and by accepting or asserting the benefit of this Lender Release hereby acknowledges and agrees that this Lender Release is not intended to, and shall not be construed to apply to or constitute a release of (X) any lien, covenant, collateral, undertaking or obligation of a Released Person (collectively, the “Retained Undertakings”) under, or (Y) any continuing or future Default or Event of Default in respect of, in any such case the Financing Agreement or any other Loan Document, nor shall the Lender Release prevent the full enforcement of all rights and remedies of the Agent and the Lenders and their respective successors and assigns that is available under any Loan Document, at law or in equity.  Each Released Person, as an additional express condition subsequent to the effectiveness of this release and in consideration of the effectiveness of this Release following the Release Conditions and by accepting or asserting the benefit of this Lender Release hereby acknowledges and agrees that (i) each Loan Document and each other agreement or undertaking executed and delivered by each such Released Person in connection with the Financing Agreement or any other Loan Document remains in full force and effect, effective against such Released Person in accordance with its terms, notwithstanding the effectiveness of this Lender Release, and (ii) such Lender Released Person shall take all steps reasonably requested by the Required Lenders to reaffirm and perform all of such person’s obligations under the Loan Documents and the Retained Undertakings, and deliver to the Lenders the benefit of the Retained Undertakings.  For avoidance of doubt, each Loan Party hereby acknowledges and agrees that no Loan Party is entitled to the benefit of this Lender Release and each Lender Releasing Party hereby retains as against all Loan Parties all of its claims and causes of action at law and in equity under any theory whatsoever, and all rights and remedies under the Financing Agreement, the other Loan Documents and any other agreement or undertaking executed and delivered by any Loan Party or Released Person in connection with the Financing Agreement or any other Loan Document, at law or in equity.  This Lender Release is not binding on any of (i) any Lender that does not execute this Agreement, (ii) the Administrative Agent or (iii) the Collateral Agent.

Section 10.Confirmation of Loan Documents.  Each of the Loan Parties hereby confirms and ratifies all of its obligations under the Loan Documents to which it is a party, and each of the Guarantors hereby confirms its obligations under Article VII of the Financing Agreement.  By its execution on the respective signature lines provided below, each of the Loan Parties hereby acknowledges and agrees that the Financing Agreement, as amended by this Agreement, remains in full force and effect and is enforceable by the Agent and the Lenders pursuant to its terms.  By its execution on the respective signature lines provided below, each of the Loan Parties hereby confirms and ratifies all of its obligations and the Liens granted by it under the Collateral Documents to which it is a party and confirms that all references in such Collateral Documents to the “Financing Agreement” (or words of similar import) refer to the Financing Agreement as amended hereby without impairing any such obligations or Liens in any respect.  For avoidance of doubt, the release provided in Section

11.02 does not in any manner reduce any of the obligations of the Loan Parties under the Loan Documents.

Section 11.  Amendments.  No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of Borrower and the Required Lenders (or Agent acting at the direction of the Required Lenders).

Section 12.  Miscellaneous.  Except as herein expressly provided, the Financing Agreement and each of the other Loan Documents shall remain unchanged and in full force and effect.  This Agreement is a “Loan Document” under the Financing Agreement for all purposes and all obligations of the Loan Parties under this Agreement are Obligations under the Financing Agreement.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.  Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without application of any choice of law provisions that would require the application of the law of another jurisdiction.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWERS:

EVO TRANSPORTATION & ENERGY SERVICES, INC., a Delaware corporation

By:	/s/ Thomas J. Abood
Name: Thomas J. Abood
Title: Chief Executive Officer

EVO HOLDING COMPANY LLC, a Delaware limited liability company

By:	/s/ Thomas J. Abood
Name: Thomas J. Abood
Title: Chief Executive Officer

RITTER TRANSPORT, INC., a Maryland corporation

By:	/s/ Thomas J. Abood
Name: Thomas J. Abood
Title: Chief Executive Officer

JOHN W. RITTER TRUCKING, INC., a Maryland corporation

By:	/s/ Thomas J. Abood
Name: Thomas J. Abood
Title: Chief Executive Officer

JOHMAR LEASING COMPANY, LLC, a Maryland limited liability company

By:	/s/ Thomas J. Abood
Name: Thomas J. Abood
Title: Chief Executive Officer

[Signature Page to Second Omnibus Amendment To Loan Documents]

RITTER TRANSPORTATION SYSTEMS, INC., a Maryland corporation

By:	/s/ Thomas J. Abood
Name: Thomas J. Abood
Title: Chief Executive Officer

GUARANTORS:

EVO CNG, LLC, a Delaware limited liability company

By:	/s/ Thomas J. Abood
Name: Thomas J. Abood
Title: Chief Executive Officer

THUNDER RIDGE TRANSPORT, INC., a Missouri corporation

By:	/s/ Thomas J. Abood
Name: Thomas J. Abood
Title: Chief Executive Officer

EVO EQUIPMENT LEASING, LLC, a Delaware limited liability company

By:	/s/ Thomas J. Abood
Name: Thomas J. Abood
Title: Chief Executive Officer

EVO SERVICES GROUP, LLC, a Delaware limited liability company

By:	/s/ Thomas J. Abood
Name: Thomas J. Abood
Title: Chief Executive Officer

[Signature Page to Second Omnibus Amendment To Loan Documents]

FINKLE TRANSPORT INC., a New Jersey corporation

By:	/s/ Thomas J. Abood
Name: Thomas J. Abood
Title: Chief Executive Officer

W.E. GRAHAM, INC., a Tennessee corporation

By:	/s/ Thomas J. Abood
Name: Thomas J. Abood
Title: Chief Executive Officer

URSA MAJOR CORPORATION, a Wisconsin corporation

By:	/s/ Thomas J. Abood
Name: Thomas J. Abood
Title: Chief Executive Officer

SHEEHY MAIL CONTRACTORS, INC., a Wisconsin corporation

By:	/s/ Thomas J. Abood
Name: Thomas J. Abood
Title: Chief Executive Officer

J.B. LEASE CORPORATION, a Wisconsin corporation

By:	/s/ Thomas J. Abood
Name: Thomas J. Abood
Title: Chief Executive Officer

[Signature Page to Second Omnibus Amendment To Loan Documents]

COURTLANDT AND BROWN ENTERPRISES L.L.C., a New Jersey limited liability company

By:	/s/ Thomas J. Abood
Name: Thomas J. Abood
Title: Chief Executive Officer

TITAN CNG LLC, a Delaware limited liability company

By:	/s/ Thomas J. Abood
Name: Thomas J. Abood
Title: Chief Executive Officer

ENVIRONMENTAL ALTERNATIVE FUELS, LLC, a Delaware limited liability company

By:	/s/ Thomas J. Abood
Name: Thomas J. Abood
Title: Chief Executive Officer

EVO LOGISTICS LLC, a Delaware limited liability company

By:	/s/ Thomas J. Abood
Name: Thomas J. Abood
Title: Chief Executive Officer

[Signature Page to Second Omnibus Amendment To Loan Documents]

ADMINISTRATIVE AGENT AND COLLATERAL AGENT

Cortland Capital Market Services LLC, as Administrative Agent and Collateral Agent

By:	/s/ Matthew Trybula
Name: Matthew Trybula
Title: Associate Counsel

[Signature Page to Second Omnibus Amendment To Loan Documents]

LENDERS

ANTARA CAPITAL MASTER FUND LP As a Lender under the Existing Financing Agreement and as a Second Incremental Term Lender

By: Antara Capital LP, not in its individual corporate capacity, but solely as Investment Advisor and agent

By: Antara Capital GP LLC, its general partner

By:	/s/ Himanshu Gulati
Name: Himanshu Gulati
Title: Managing Member

[Signature Page to Second Omnibus Amendment To Loan Documents]

CEOF HOLDINGS LP As a Lender under the Financing Agreement

By: Antara Capital LP, not in its individual corporate capacity, but solely as Investment Advisor and agent

By: Antara Capital GP LLC, its general partner

By:	/s/ Himanshu Gulati
Name: Himanshu Gulati
Title: Managing Member/CIO

[Signature Page to Second Omnibus Amendment To Loan Documents]

HUDSON PARK CAPITAL II FUND LP
As a Lender under the Financing Agreement

By: Hudson Park Advisors, its general partner

By:	/s/ Shummi Jindal
Name: Shummi Jindal
Title: Managing Partner

[Signature Page to Second Omnibus Amendment To Loan Documents]